Exhibit 99.1

Duluth Holdings Inc. Announces  Second Quarter 2021 Financial Results

MOUNT HOREB, WI – September 2, 2021 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a growing lifestyle brand of men’s and women’s workwear, casual wear, outdoor apparel and accessories, today announced its financial results for the fiscal second quarter ended August 1, 2021.

Highlights for the Second Quarter Ended August 1, 2021

•	Net sales increased 8.6% to $149.1 million compared to $137.4 million in the second quarter of 2020 and increased 22.3% when compared to the same period in 2019
•	Gross margin improved 180 basis points to 54.6% compared to 52.8% in the prior year second quarter
•	Operating income increased 33.6%, or $3.3 million, to $13.1 million compared to $9.8 million in the prior year second quarter
•	Net income was $9.0 million, or $0.27 per diluted share, compared to net income of $5.9 million, or $0.18 per diluted share in the prior year second quarter
•	Adjusted EBITDA[1] increased 29.0% to $21.6 million compared to $16.8 million in the prior year second quarter

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Management Commentary

“Our solid performance this quarter reflects the strong relationships we have with our customers and the underlying strength of our business.  Our initiatives continue to deliver the planned results, and we’re excited to build upon them,” said Sam Sato, Chief Executive Officer of Duluth Trading.

“My first one hundred days in the role of CEO were busy, productive, and incredibly energizing after meeting personally with most of our team members. I am very impressed with the depth of talent, level of commitment and excitement this team brings day in and day out. With our senior leaders, we continued our comprehensive review of our current operations, logistics networks, marketing and technology capabilities, and our unique brands and products. Following our deep dive analysis, we formulated our ‘Big Dam Blueprint’, which we believe will unlock our full potential for long-term, sustainable growth that serves all of our stakeholders.”

Big Dam Blueprint

1.	Begin with a digital-first mindset that integrates technology into all areas of the business, fundamentally changing how we operate and deliver value to customers.
2.	Intensify efforts to optimize Duluth Trading’s owned DTC channels by increasing focus and investments in our direct channel as our primary growth vehicle. We are conducting strategic research 1 that will inform decisions on future stores regarding new locations and market share potential, size and layout.
3.

Evolve the Company’s multi-brand platform as a new pathway to grow the business.  Create unique brand positions, across men’s and women’s, for Duluth, 40Grit, Alaskan Hardgear, Buck Naked, and Best Made to address customer needs for various occasions including work, outdoor recreation, casual lifestyle, and first layer. Invest in the evolution of the Duluth Trading platform to enable the integration of new brands, expand our offerings, and broaden our customer base.

4.

Carefully test and learn to unlock long-term growth potential.  Explore new opportunities to engage current and potential customers through products, services and touchpoints that they expect and value.

5.

Increase and, in some areas, accelerate investments to future proof the business.  Areas under analysis include greater automation across the logistics network; technology that will improve operations, generate positive impact and sustainable returns; support growth through multiple brands and seamlessly integrate new brands into the portfolio, and attract the talent, skillsets and expertise needed to scale the business.

Sato continued, “We believe our Big Dam Blueprint is sound and necessary to continue to strengthen our relationship with the customer, lead as a competitive force, and meet our long-term growth objectives by the end of 2025, which are to achieve at least $1 billion in sales; high-single to low-double digit operating margins; generate positive free cash flow; and maintain balance sheet flexibility. Our blueprint provides a clear path to ongoing and sustainable profitability and sales growth and our entire team is very excited about the opportunities ahead of us.”

Operating Results for the Second Quarter Ended August 1, 2021

Net sales increased 8.6% to $149.1 million, compared to $137.4 million in the same period a year ago and increased 22.3% versus the second quarter of 2019. Retail store net sales increased by 73.6% to $63.9 million, a significant increase over last year’s second quarter when store traffic was adversely affected by the pandemic. For a more normalized comparison, retail store sales were up 3.5% compared with the second quarter of 2019. Direct-to-consumer net sales decreased by 15.2% to $85.2 million compared to the second quarter last year when consumers were under stay at-home orders and online shopping surged. For a more normalized comparison, direct-to-consumer sales increased 41.5% compared to the second quarter of fiscal 2019.

Net sales in store markets increased 19.8% to $107.1 million, compared to $89.4 million in the same period a year ago. The increase was driven by a continued ramp up in store traffic as compared to the prior year. Net sales in non-store markets decreased 12.7%, to $40.7 million, compared to heavy volume, extended free shipping offers, due to higher promotions and digital prospecting during that period.

Men’s apparel net sales increased 6.5% driven by growth in knits and woven shirts. Women’s apparel net sales growth outpaced men’s for the quarter, increasing  10.0% driven by strength in woven shirts, bottoms, and footwear.

Gross profit increased 12.4% to $81.4 million, or 54.6% of net sales, compared to $72.5 million, or 52.8% of net sales, in the corresponding prior year period. The increase in gross profit was driven by a higher mix of full price sales, as well as improved gross margins particularly within the Women’s division.

Selling, general and administrative expenses increased 9.0% to $68.3 million, compared to $62.7 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses slightly increased to 45.8%, compared to 45.6% in the corresponding prior year period.

The increase in selling, general and administrative expense was primarily due to adding back temporary expense reductions taken during the pandemic coupled with annual base salary merit increases, the addition of fixed costs from the three stores opened in the back half of 2020, and higher depreciation expense.

The effective tax rate related to controlling interest was 25% compared to 24% in the corresponding prior year period.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $18.9 million, net working capital of $84.2 million, and no outstanding balance on its  $150.0 million revolving senior credit facility.

On May 14, 2021, the Company terminated its Credit Agreement, dated as of May 17, 2018, as amended, and entered into a new credit agreement (the “New Credit Agreement”). The New Credit Agreement matures on May 14, 2026 and provides for borrowings of up to $150.0 million that are available under a revolving senior credit facility, with a $5.0 million sublimit for issuance of standby letters of credit, as well as a $10.0 million sublimit for swing line loans. At the Company’s option, the interest rate applicable to the Revolver will be a floating rate equal to: (i) the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus the applicable rate of 1.25% to 2.00% determined based on the Company’s rent adjusted leverage ratio, or (ii) the base rate plus the applicable rate of 0.25% to 1.00% based on the Company’s rent adjusted leverage ratio. The New Credit Agreement is secured by essentially all Company assets and requires the Company to maintain compliance with certain financial and non-financial covenants, including a maximum rent adjusted leverage ratio and a minimum fixed charge coverage ratio as defined in the New Credit Agreement.

Fiscal 2021 Outlook

The Company updated its fiscal 2021 outlook as follows:

•	Net sales in the range of $700 million to $715 million
•	Adjusted EBITDA in the range of $70 million to $72 million[1]
•	EPS in the range of $0.71 to $0.76 per diluted share
•	Capital expenditures, inclusive of software hosting implementation costs, of approximately $18 million

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday,  September 2, 2021 at 9:30 am Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through September 9, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10159273
•	Live and archived webcast: ir.duluthtrading.com

Investors can pre-register for the earnings conference call to expedite their entry into the call and avoid waiting for a live operator. To pre-register for the call, please visit http://dpregister.com/10159273 and enter your contact information. You will then be issued a personalized phone number and pin to dial into the live conference call. Investors can pre-register any time prior to the start of the conference call.

About Duluth Trading

Duluth Trading is a growing lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table “Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three and six months ended August 1, 2021, versus the three and six months ended August 2, 2020.

Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.

The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein, including statements under the heading “Fiscal 2021 Outlook” are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “forecasted,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under Part 1, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2021 and other factors as may be periodically described in Duluth Trading’s subsequent filings with the SEC. These risks and uncertainties include, but are not limited to, the following: the prolonged effects of the COVID-19 on store traffic and disruptions to our distribution network, supply chains and operations; our ability to maintain and enhance a strong brand image; effectively adapting to new challenges associated with our expansion into new geographic markets; generating adequate cash from our existing stores to support our growth; effectively relying on sources for merchandise located in foreign markets; transportation delays and interruptions, including port congestion; inability to timely and effectively obtain shipments of products from our suppliers and deliver merchandise to our customers; the inability to maintain the performance of a maturing store portfolio; the impact of changes in corporate tax regulations; identifying and responding to new and changing customer preferences; the success of the locations in which our stores are located; our ability to attract and retain customers in the various retail venues and locations in which our stores are located; competing effectively in an environment of intense competition; our ability to adapt to significant changes in sales due to the seasonality of our business; price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold or global market constraints; increases in costs of fuel or other energy, transportation or utility costs and in the costs of labor and employment; failure of our information technology systems to support our current and growing business, before and after our planned upgrades; and other factors that may be disclosed in our SEC filings or otherwise. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Donni Case (310) 622-8224

Margaret Boyce (310) 622-8247

Financial Profiles, Inc.

Duluth@finprofiles.com

(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	August 1, 2021	January 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$18,921	$47,221
Receivables	2,912	2,270
Inventory, net	134,887	149,052
Prepaid expenses & other current assets	13,090	10,203
Prepaid catalog costs	39	1,014
Total current assets	169,849	209,760
Property and equipment, net	117,571	124,237
Operating lease right-of-use assets	112,131	117,490
Finance lease right-of-use assets, net	51,598	53,468
Available-for-sale security	6,729	6,111
Other assets, net	5,280	4,511
Total assets	$463,158	$515,577
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$37,717	$33,647
Accrued expenses and other current liabilities	32,687	37,686
Income taxes payable	587	7,579
Current portion of operating lease liabilities	11,378	11,050
Current portion of finance lease liabilities	2,657	2,629
Current portion of Duluth long-term debt	—	2,500
Current maturities of TRI long-term debt[1]	658	623
Total current liabilities	85,684	95,714
Operating lease liabilities, less current maturities	98,950	104,287
Finance lease liabilities, less current maturities	41,633	43,299
Duluth long-term debt, less current maturities	—	45,750
TRI long-term debt, less current maturities[1]	26,928	27,229
Deferred tax liabilities	8,061	8,200
Total liabilities	261,256	324,479
Commitments and contingencies
Shareholders' equity:
Treasury stock	(991)	(628)
Capital stock	94,080	92,875
Retained earnings	110,703	101,166
Accumulated other comprehensive income, net	564	48
Total shareholders' equity of Duluth Holdings Inc.	204,356	193,461
Noncontrolling interest	(2,454)	(2,363)
Total shareholders' equity	201,902	191,098
Total liabilities and shareholders' equity	$463,158	$515,577

1Represents debt of the variable interest entity, TRI Holdings, LLC, that is consolidated in accordance with ASC 810, Consolidation. Duluth Trading Company is not the guarantor nor the obligor of this debt.

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Six Months Ended
	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
Net sales	$149,127	$137,375	$282,546	$247,292
Cost of goods sold (excluding depreciation and amortization)	67,701	64,903	134,577	122,488
Gross profit	81,426	72,472	147,969	124,804
Selling, general and administrative expenses	68,339	62,680	132,987	133,986
Operating income (loss)	13,087	9,792	14,982	(9,182)
Interest expense	1,182	1,778	2,490	3,128
Other income (loss), net	56	(250)	72	(191)
Income (loss) before income taxes	11,961	7,764	12,564	(12,501)
Income tax expense (benefit)	3,014	1,866	3,119	(3,220)
Net income (loss)	8,947	5,898	9,445	(9,281)
Less: Net loss attributable to noncontrolling interest	(45)	(43)	(91)	(87)
Net income (loss) attributable to controlling interest	$8,992	$5,941	$9,536	$(9,194)
Basic earnings (loss) per share (Class A and Class B):
Weighted average shares of common stock outstanding	32,624	32,445	32,582	32,408
Net income (loss) per share attributable to controlling interest	$0.28	$0.18	$0.29	$(0.28)
Diluted earnings (loss) per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,813	32,445	32,786	32,408
Net income (loss) per share attributable to controlling interest	$0.27	$0.18	$0.29	$(0.28)

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six Months Ended
	August 1, 2021	August 2, 2020
Cash flows from operating activities:
Net income (loss)	$9,445	$(9,281)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	14,516	13,292
Stock based compensation	1,007	881
Deferred income taxes	(312)	3,300
Loss on disposal of property and equipment	67	321
Changes in operating assets and liabilities:
Receivables	(642)	(625)
Income taxes receivable	—	(3,780)
Inventory	14,165	(19,735)
Prepaid expense & other current assets	(1,332)	2,594
Software hosting implementation costs, net	(1,220)	—
Deferred catalog costs	975	927
Trade accounts payable	2,889	3,360
Income taxes payable	(6,992)	(3,427)
Accrued expenses and deferred rent obligations	(4,908)	(1,556)
Other assets	(1,035)	—
Noncash lease impacts	(111)	927
Net cash provided by (used in) operating activities	26,512	(12,802)
Cash flows from investing activities:
Purchases of property and equipment	(4,984)	(8,842)
Capital contributions towards build-to-suit stores	—	(357)
Principal receipts from available-for-sale security	71	64
Proceeds from disposals	55	—
Net cash used in investing activities	(4,858)	(9,135)
Cash flows from financing activities:
Proceeds from line of credit	5,000	52,484
Payments on line of credit	(5,000)	(41,816)
Proceeds from delayed draw term loan	—	30,000
Payments on delayed draw term loan	(48,250)	(500)
Payments on TRI long term debt	(303)	(234)
Payments on finance lease obligations	(1,237)	(793)
Payments of tax withholding on vested restricted shares	(363)	(174)
Other	199	(102)
Net cash (used in) provided by financing activities	(49,954)	38,865
(Decrease) increase in cash, cash equivalents	(28,300)	16,928
Cash, cash equivalents and restricted cash at beginning of period	47,221	2,240
Cash, cash equivalents and restricted cash at end of period	$18,921	$19,168
Supplemental disclosure of cash flow information:
Interest paid	$2,519	$3,151
Income taxes paid	$10,461	$40
Supplemental disclosure of non-cash information:
Unpaid liability to acquire property and equipment	$2,052	$2,451

DULUTH HOLDINGS INC.

Reconciliation of Net Income (Loss) to EBITDA and EBITDA to Adjusted EBITDA

For the Fiscal Quarter Ended August 1, 2021

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	August 1, 2021	August 2, 2020	August 1, 2021	August 2, 2020
(in thousands)
Net income (loss)	$8,947	$5,898	$9,445	$(9,281)
Depreciation and amortization	7,242	6,603	14,516	13,292
Amortization of internal-use software hosting
subscription implementation costs	405	—	774	—
Interest expense	1,182	1,778	2,490	3,128
Amortization of build-to-suit operating leases capital contribution	198	198	397	397
Income tax expense (benefit)	3,014	1,866	3,119	(3,220)
EBITDA	$20,988	$16,343	$30,741	$4,316
Stock based compensation	637	418	1,007	881
Adjusted EBITDA	$21,625	$16,761	$31,748	$5,197

DULUTH HOLDINGS INC.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA

For the Fiscal Year Ended January 30, 2022

(Unaudited)

(Amounts in thousands)

	Low	High
Forecasted
Net income	$23,500	$25,000
Depreciation and amortization	28,200	28,200
Amortization of internal-use software hosting subscription implementation costs	2,200	2,500
Interest expense	5,000	4,700
Amortization of build-to-suit operating leases capital contributions	800	800
Income tax expense	8,100	8,600
EBITDA	$67,800	$69,800
Stock based compensation	2,200	2,200
Adjusted EBITDA	$70,000	$72,000